Exhibit 99.1

CONTACT:
Michael L. Henry
Chief Financial Officer
(714) 414-4003
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR ANNOUNCES FOURTH QUARTER
OPERATING RESULTS; ISSUES FIRST QUARTER GUIDANCE
ANAHEIM, CA/March 11, 2010 — Pacific Sunwear of California, Inc. (NASDAQ:PSUN) today announced that total sales for the fourth quarter of fiscal 2009 ended January 30, 2010, were $293 million, a decrease of 17 percent from total sales of $352 million for the fourth quarter of fiscal 2008 ended January 31, 2009. Total Company same-store sales decreased 19 percent during the fourth quarter of fiscal 2009.
For the fourth quarter of fiscal 2009, the Company reported a net loss of $36 million, or $(0.56) per share, compared to a net loss of $27 million, or $(0.42) per share, for the fourth quarter of fiscal 2008. During the fourth quarter of fiscal 2009, the Company recorded a non-cash charge of $19 million, or $0.29 per share, to provide a valuation allowance against certain of its deferred tax assets. Excluding this charge, the Company’s non-GAAP net loss for the quarter was $17 million, or $(0.26) per share.
The Company ended the year with total cash of $93 million and no borrowings under its credit facility. Year over year, inventory decreased by 16%, from $107 million at the end of fiscal 2008 to $90 million as of January 30, 2010.
“When I joined PacSun, given all that we needed to do I knew it would take time to turn things around. Eight months into the job, I’m encouraged by the changes we’re making and the prospects for PacSun to once again become a leader for teens in the mall,” stated Gary H. Schoenfeld, President and Chief Executive Officer. “We’ve still got a tough period ahead of us in our Juniors’ business, yet I believe our Young Mens’ categories can begin to lead the turnaround of our business as we look further ahead to Back to School and Holiday.”
Full Year Results
Total sales for fiscal 2009 ended January 30, 2010 were $1.03 billion, a decrease of 18 percent from total sales of $1.25 billion during fiscal 2008 ended January 31, 2009. Total Company same-store sales decreased 20 percent during fiscal 2009. For fiscal 2009, the Company reported a loss of $70 million, or $(1.07) per share, compared to a loss from continuing operations of $39 million, or $(0.59) per share, in fiscal 2008. Excluding the $19 million, or $0.29 per share, non-cash valuation allowance charge discussed above, the Company’s non-GAAP net loss for the year was $51 million, or ($0.78) per share.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

Financial Outlook
First Fiscal Quarter of 2010
The Company expects to report a GAAP net loss per share of $(0.50) to $(0.60) for the first quarter of fiscal 2010 which will reflect the continuing impact of maintaining a valuation allowance against deferred tax assets as discussed above and thus a very low effective tax rate. On a non-GAAP basis, using a normalized 37% effective income tax rate, the Company would expect to show a net loss of $(0.32) to $(0.38) per share for the first quarter of fiscal 2010. The forecasted first quarter GAAP earnings range is based on the following major assumptions:
•	Same-store sales decline of 13% to 18%;

•	Gross margin rate, including buying, distribution and occupancy, of 19% to 21% versus last year’s 27% due to a combination of merchandise margin declines and occupancy deleverage;

•	SG&A dollars in the range of $71 million to $74 million versus last year’s $77 million. This range includes estimated non-cash store asset impairment charges of approximately $3 million to $5 million compared to $2 million in last year’s first quarter;

•	As the Company will no longer be recording income tax benefits against its operating losses, tax expense will be approximately $500,000 due to taxable income projected to be generated in certain state and local tax jurisdictions.
Full Year Fiscal 2010
While it is difficult to predict full year results for fiscal 2010, the Company is currently planning for sequential improvement in its same-store sales results as the year progresses with the goal of getting back to positive same-store sales results by the fourth quarter. As a percentage of sales, gross margin, including buying, distribution and occupancy, is targeted to improve by approximately 50 to 100 basis points based upon anticipated improvements in merchandise margins which would offset further deleveraging of occupancy expenses. SG&A expenses are estimated to be in the range of $310 million to $320 million versus $340 million in fiscal 2009. Total capital expenditures for the year are expected to be in the range of $20 million to $30 million with depreciation and amortization expenses in the range of $55 million to $60 million.
About Pacific Sunwear of California, Inc.
Pacific Sunwear is a leading specialty retailer rooted in the California lifestyle. The Company sells casual apparel with a limited selection of accessories and footwear designed to meet the needs of teens and young adults. As of January 30, 2010, the Company operated 776 PacSun stores and 118 PacSun Outlet stores for a total of 894 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.
The Company will be hosting a conference call today at 4:30 pm Eastern time to review the results. A telephonic replay of the conference call will be available, beginning
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

approximately two hours following the call, for one week and can be accessed in the United States/Canada at (800) 642-1687 or internationally at (706) 645-9291; pass code: 59365693. For those unable to listen to the live Web broadcast or utilize the call-in replay, an archived version will be available on the company’s investor relations web site through midnight, May 19, 2010.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled “About Non-GAAP Financial Measures.”
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, the statements by Mr. Schoenfeld in the fourth paragraph and all statements under the heading “Financial Outlook” regarding the Company’s earnings projections and financial outlook for the first quarter and full year of fiscal 2010. In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Uncertainties that could adversely affect the Company’s business and results include, among others, the following factors: adverse changes in economic conditions generally; adverse changes in consumer spending; changes in consumer demands and preferences; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion sensitivity; sales from private label merchandise; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors as a result of natural disasters or terrorist acts, which could cause unexpected delays in store relocations, renovations or expansions; reliance on foreign sources of production; and other risks outlined in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to the Annual Report on Form 10-K for the year ended January 31, 2009 and subsequent periodic reports filed with the SEC. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SUMMARY STATEMENTS OF OPERATIONS
(unaudited, in thousands except share and per share data)

	Fourth Quarter Ended		Fiscal Year Ended
	01/30/10	01/31/09	01/30/10	01/31/09
Net sales	$292,562	$351,681	$1,027,101	$1,254,886
Gross margin	66,180	56,608	258,603	320,107
Selling, G&A expenses	94,251	99,845	339,728	381,008

Operating loss from continuing operations	(28,071)	(43,237)	(81,125)	(60,901)
Other expense/(income), net	96	(2,830)	276	(2,369)

Loss from continuing operations before income taxes	(28,167)	(40,407)	(81,401)	(58,532)
Income tax provision/(benefit)	8,332	(12,943)	(11,099)	(19,287)

Loss from continuing operations	(36,499)	(27,464)	(70,302)	(39,245)
Discontinued operations, net of tax	—	422	—	(24,577)

Net loss	$(36,499)	$(27,042)	$(70,302)	$(63,822)

Loss from continuing operations per share:
Basic	$(0.56)	$(0.42)	$(1.07)	$(0.59)

Diluted	$(0.56)	$(0.42)	$(1.07)	$(0.59)

Net loss per share:
Basic	$(0.56)	$(0.42)	$(1.07)	$(0.96)

Diluted	$(0.56)	$(0.42)	$(1.07)	$(0.96)

Weighted average shares outstanding:
Basic	65,629,371	65,059,597	65,442,887	66,652,088

Diluted	65,629,371	65,059,597	65,442,887	66,652,088

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	01/30/10	01/31/09
ASSETS

Current assets:
Cash & cash equivalents	$93,091	$24,776
Inventories	89,665	107,205
Other current assets	16,166	58,943

Total current assets	198,922	190,924

Property and equipment, net	249,000	327,026
Other long-term assets	29,296	51,559

Total assets	$477,218	$569,509

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$38,481	$45,263
Other current liabilities	43,742	47,564

Total current liabilities	82,223	92,827

Deferred lease incentives	39,207	52,313
Deferred rent	21,396	23,008
Other long-term liabilities	27,714	29,374

Total liabilities	170,540	197,522
Total shareholders’ equity	306,678	371,987

Total liabilities and shareholders’ equity	$477,218	$569,509

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(unaudited, in thousands)

	FISCAL YEAR ENDED
	01/30/10	1/31/09
Cash flows from operating activities:
Net loss	$(70,302)	$(63,822)
Depreciation and amortization	70,367	76,433
Loss on disposal/impairment of property and equipment	27,980	29,248
Non-cash stock based compensation	6,370	5,167
Tax benefit deficiencies related to stock-based compensation	(2,044)	(1,596)
Excess tax benefits related to stock-based compensation	—	(5)
Changes in operating assets and liabilities:
Inventories	17,540	62,977
Accounts payable and other current liabilities	(10,970)	(34,973)
Other assets and liabilities	48,510	(39,514)

Net cash provided by operating activities	87,451	33,915

Cash flows from investing activities:
Capital expenditures	(23,498)	(80,934)
Proceeds from the sale of property and equipment	3,739	25,275

Net cash used in investing activities	(19,759)	(55,659)

Cash flows from financing activities:
Proceeds from exercise of stock options	727	1,850
Principal payments under capital lease obligations	(104)	(11)
Repurchases of common stock	—	(52,911)
Excess tax benefits related to stock-based compensation	—	5

Net cash provided by/(used in) financing activities	623	(51,067)

Net increase/(decrease) in cash and cash equivalents	68,315	(72,811)
Cash and cash equivalents, beginning of period	24,776	97,587

Cash and cash equivalents, end of period	$93,091	$24,776

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	Fiscal 2009	Fiscal 2008
Stores open at beginning of fiscal year	932	954
Stores opened during the fiscal year	2	16
Stores closed during the fiscal year	(40)	(38)

Stores open at end of period	894	932
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited, in thousands except share and per share data)

	Fourth Quarter Ended		Fiscal Year Ended
	01/30/10 [2]	01/31/09 [1]	01/30/10	01/31/09 [1]

GAAP net loss	$(36,499)	$(27,464)	$(70,302)	$(39,245)
Valuation allowance	19,119	—	19,119	—

Non-GAAP net loss	$(17,380)	$(27,464)	$(51,183)	$(39,245)

GAAP net loss per share	$(0.56)	$(0.42)	$(1.07)	$(0.59)
Valuation allowance	0.29	—	0.29	—

Non-GAAP net loss per share	$(0.26)	$(0.42)	$(0.78)	$(0.59)

Shares used in calculation	65,629,371	65,059,597	65,442,887	66,652,088

[1]	Fiscal 2008 amounts reflect GAAP-based results from continuing operations only.

[2]	Per share amounts reflected in the table above may not reconcile due to rounding.
Forward-Looking Earnings GAAP to Non-GAAP Reconciliation:

Guidance for the
first quarter of
fiscal 2010
GAAP net loss per share guidance	$(0.50) - $(0.60)
Income tax benefit, excluding valuation allowance[1]	$0.18 - $0.22

Non-GAAP net loss per share guidance	$(0.32) - $(0.38)

[1]	The Company assumed a 37% effective income tax rate against pre-tax operating losses which represents the expected effective tax rate for fiscal 2010 exclusive of any impact from valuation allowances.
ABOUT NON-GAAP FINANCIAL MEASURES
The accompanying press release dated March 11, 2010 contains non-GAAP financial measures. These non-GAAP financial measures include non-GAAP net loss and non-GAAP net loss per share for the fourth quarter and full year of fiscal 2009 and non-GAAP net loss per share guidance for the first quarter of fiscal 2010. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The Company computes non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The Company may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures. The Company has excluded the following item from all of its non-GAAP financial measures:
•	Deferred tax asset valuation allowance charges
The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, individual operating segments or its senior management. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company’s historical results and in providing estimates of future performance and that failure to report these non-GAAP measures, could result in confusion among analysts and others and a misplaced perception that the Company’s results have underperformed or exceeded expectations.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000